FILED PURSUANT TO RULE 433

File No. 333-255302

CITIGROUP INC.

$500,000,000

4-YEAR NON-CALL 3-YEAR GLOBAL FLOATING RATE SENIOR NOTES DUE 2026

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	A3 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	March 10, 2022

Settlement Date:	March 17, 2022 (T+5 days)

Maturity:	March 17, 2026

Par Amount:	$500,000,000

Base Rate:	SOFR (as defined in the Issuer’s base prospectus dated May 11, 2021 (the “Prospectus”))

Re-offer Spread:	+152.8 bps

Coupon and Interest Payment Dates:

An annual floating rate equal to SOFR (as defined in the Prospectus and compounding daily over each interest period as described in the Prospectus) plus 1.528%, payable quarterly in arrears, on the second business day following each interest period end date, beginning on June 19, 2022. An “interest period end date” means the 17th of each March, June, September and December, beginning June 17, 2022 and ending at Maturity or any earlier redemption date.

Modified following business day convention applicable to each interest period end date. Business days New York and U.S. Government Securities Business (as defined in the Prospectus).

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$498,750,000 (before expenses)

Day Count:	Actual / 360

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole, but not in part, on March 17, 2025 at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

We may redeem the notes, at our option, in whole, but not in part, on or after February 17, 2026 at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

In each case, SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to a redemption date and Maturity.

Redemption for Tax Purposes:

We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Sinking Fund:	Not applicable

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967 NM9

CITIGROUP INC.

$500,000,000

4-YEAR NON-CALL 3-YEAR GLOBAL FLOATING RATE SENIOR NOTES DUE 2026

ISIN:	US172967NM98

Sole Book Manager:	Citigroup Global Markets Inc.

Senior Co-Managers:

C.L. King & Associates, Inc.

MFR Securities, Inc.

North South Capital

R. Seelaus & Co., LLC

Siebert Williams Shank & Co., LLC

Stern Brothers & Co.

Telsey Advisory Group LLC

Tigress Financial Partners, LLC

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-255302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.